UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 13, 2014

ING U.S., INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35897	No. 52-1222820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

230 Park Avenue New York, New York	10169
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 309-8200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Share Repurchase Program and Direct Share Buyback

On March 13, 2014, ING U.S., Inc.’s (“the Company”) Board of Directors authorized a share repurchase program (the “Share Repurchase Program”), pursuant to which the Company may, from time to time, purchase shares of its common stock for an aggregate repurchase price not to exceed $300 million. Share repurchases may be executed through various means, including, without limitation, open market transactions, privately negotiated transactions or tender offers. The Share Repurchase Program does not have an expiration date and does not obligate the Company to purchase any shares. The authorization for the Share Repurchase Program may be terminated, increased or decreased by the Company’s Board of Directors at any time.

The Direct Share Buyback from ING Groep N.V. (“ING Group”), the Company’s current majority stockholder, that is described and defined below is expected to be made pursuant to the Share Repurchase Program. The aggregate purchase price for the shares to be acquired by the Company in the Direct Share Buyback will decrease the amount available for repurchase under the Share Repurchase Program. Giving effect to the Direct Share Buyback, the remaining authorization under the Share Repurchase Program would permit future repurchases by the Company of shares of common stock having an aggregate purchase price of up to $50 million.

Share Repurchase Agreement with ING Group

The Company intends to enter into a Share Repurchase Agreement (the “Share Repurchase Agreement”) with ING Group, pursuant to which the Company will acquire from ING Group, subject to certain terms and conditions, shares of the Company’s common stock having an aggregate purchase price of $250 million (the “Direct Share Buyback”).

The Company expects to fund the Direct Share Buyback from existing cash on hand.

Item 7.01	Regulation FD Disclosure

The Company announces the following:

•	A list of financial items in the fourth quarter of 2013 that the Company does not expect to recur or that are subject to significant variability which deviated from the Company’s long-term expectations, and a list of seasonal factors that could affect the first quarter of 2014 results, as described in Exhibit 99.1 hereto; and

•	the following statement updating the Company’s capital plan:

“Maintaining a financial leverage-to-capital ratio in line with our targeted level of approximately 25%, we expect to generate over $1.7 billion of excess capital, after funding new business strain and holding company expenses, during the period of 2013 to 2016 that could be available for redeployment, including for return to shareholders.”

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Regulation FD disclosure (information furnished and not filed as part of this Current Report on Form 8-K)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ING U.S., Inc. (Registrant)

By:	/s/ Harris Oliner
Name:	Harris Oliner
Title:	Senior Vice President and Corporate Secretary

Dated: March 18, 2014